UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2017

PROTAGONIST THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37852	98-0505495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Protagonist Therapeutics, Inc.

7707 Gateway Blvd., Suite 140

Newark, California 94560-1160

(Address of principal executive offices, including zip code)

(510) 474-0170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective June 7, 2017, the Board of Directors (the “Board”) of Protagonist Therapeutics, Inc. (the “Company”) appointed Lewis T. “Rusty” Williams, M.D., Ph.D., to serve as a Class II director of the Company until the Company’s 2018 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. The Board has affirmatively determined that Dr. Williams is an independent director pursuant to Nasdaq’s governance listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended.

Since January 2002, Dr. Williams has served as a member of the board of directors of Five Prime Therapeutics, Inc. (“Five Prime”) and since August 2011, Dr. Williams has served as President and Chief Executive Officer of Five Prime. Prior to joining Five Prime, Dr. Williams spent seven years at Chiron Corporation, or Chiron, a biopharmaceutical company, now Novartis Vaccines and Diagnostics, Inc., most recently as its Chief Scientific Officer. He also served on Chiron’s board of directors from 1999 to 2001. Prior to joining Chiron, Dr. Williams was a professor of medicine at the University of California, San Francisco and served as director of the University’s Cardiovascular Research Institution and Daiichi Research Center. Dr. Williams also has served on the faculties of Harvard Medical School and Massachusetts General Hospital and co-founded COR Therapeutics, Inc., a biotechnology company focused on cardiovascular disease. He is a member of the National Academy of Sciences and a fellow of the American Academy of Arts and Sciences. Dr. Williams was previously a member of the board of directors of COR Therapeutics, Inc. and Beckman Coulter, Inc., each of which was a public company during his service as a director. Dr. Williams received a B.S. from Rice University and an M.D. and a Ph.D. from Duke University.

There were no arrangements or understandings between Dr. Williams and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K or 5.02(d) of Form 8-K) between Dr. Williams and the Company required to be disclosed herein.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), Dr. Williams will receive annual cash compensation in the amount of $40,000 for his service on the Board. All amounts will be paid in quarterly installments in which service occurred, prorated for months of partial service. In connection with his election to the Board and pursuant to the Policy, on June 15, 2017, Dr. Williams will be granted an option to purchase 24,000 shares of common stock of the Company (the “Option”), at the closing price per share of the Company’s common stock on the option grant date. The Option will vest in 36 equal monthly installments, subject to Dr. Williams’s continuous service as a member of the Board. Pursuant to the Policy, Dr. Williams will also be eligible to receive annual option grants to purchase an additional 12,000 shares of common stock of the Company on the date of each annual meeting of stockholders of the Company, which options will vest at the earlier of (i) one year or (ii) the next annual meeting of stockholders.

As of the time of the filing of this Current Report on Form 8-K, the Board has not determined to which committees, if any, Dr. Williams will be appointed. If Dr. Williams is appointed to serve on a committee of the Board, he will be entitled to additional cash compensation in connection with such additional service.

The Company will enter into an indemnification agreement with Dr. Williams for his service as a director of the Company, consistent with the form of the Company’s indemnity agreement entered into with its other directors. In connection with Dr. Williams’s appointment, the Board increased the number of authorized directors from six to seven.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protagonist Therapeutics, Inc.

Dated: June 8, 2017

	By:	/s/ Dinesh V. Patel, Ph.D.
Dinesh V. Patel, Ph.D.
President and Chief Executive Officer